Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hospitality Investors Trust, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-208855) on Form S-3D of Hospitality Investors Trust, Inc. and (ii) the registration statement (No. 333-223026) on Form S-8 of Hospitality Investors Trust, Inc. of our report dated March 30, 2020, with respect to the consolidated balance sheets of Hospitality Investors Trust, Inc. as of December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive loss, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedule III – Real Estate and Accumulated Depreciation, which report appears in the December 31, 2019 annual report on Form 10-K of Hospitality Investors Trust, Inc.

Our report contains an explanatory paragraph related to Hospitality Investors Trust, Inc.’s change in method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Codification Topic ASC 842, Leases.

/s/ KPMG LLP

McLean, Virginia

March 30, 2020